EXHIBIT 99.1

Media Contact :  Lisa Pistacchio, lisa_pistacchio@avid.com, 650-930-3083

Investor Contact:  Dean Ridlon, dean_ridlon@avid.com, 978-640-5309

FOR IMMEDIATE RELEASE

AVID TECHNOLOGY ANNOUNCES GARY GREENFIELD

AS NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Technology Veteran Takes Helm of Media Industry Pioneer

Tewksbury, Mass. – December 19, 2007 – Avid Technology, Inc. (NASDAQ: AVID) today announced that Gary Greenfield has been named chairman of the board and chief executive officer (CEO) effective immediately. Greenfield succeeds Nancy Hawthorne, who has served as interim CEO since August 1 and will assume the role of lead director on the company’s Board.

“As Avid continues to evolve and help our customers meet new challenges in the dynamic digital media marketplace, we sought a leader who had direct experience in helping complex and multi-dimensional public companies achieve their goals,” said Hawthorne. “Gary is an outstanding choice to lead the company into a new era of growth.”

“Avid has a rich 20-year history as a vibrant and innovative technology pioneer, whose family of brands stands at the forefront of technology for the digital media and entertainment industries—that’s what made the opportunity to join the company so attractive. I believe Avid can become a true media powerhouse and I am excited to lead that charge,” said Greenfield.

Greenfield has been CEO of GXS since 2003, a leading worldwide provider of business-to-business integration, synchronization and collaboration solutions. Since December 2003, he has also been an operating partner with Francisco Partners, a leading technology-focused private equity firm.

Previously, he served as CEO of Peregrine Systems where he managed the restructuring of their business; president and CEO of MERANT; and while CEO of INTERSOLV, they merged with Micro Focus to form MERANT. He has experience growing businesses both organically and through acquisition, managing development, marketing and operations, and serving diverse customers from small businesses to the Fortune 500.

As part of Greenfield’s compensation package, Avid granted to him an option to purchase 725,000 shares of Avid’s common stock and issued 100,000 shares of restricted stock. The option has a seven-year term and an exercise price equal to the last sale price of Avid’s common stock on December 19, 2007, the date of the option grant. The option vests as follows: 100,000 shares vest quarterly in arrears over a four-year period, 300,000 shares vest on a performance-based schedule tied to the price of the Company’s stock and 325,000 shares vest on a performance-based schedule tied to both the price of the Company’s stock and achievement of certain financial metrics. The restricted stock has a purchase price equal to the par value of the restricted shares, is subject to contractual restrictions on transfer until vested and vests as to 25% of the shares on January 1, 2009 and then in equal quarterly installments thereafter until fully vested on December 19, 2011. The foregoing awards were made as inducement grants pursuant to an exemption from NASDAQ's shareholder approval requirements under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules, which require public announcements of inducement grants. Additional information about the terms of these grants can be found in Avid’s report on Form 8-K being filed with the Securities and Exchange Commission on the date of this press release.

Conference Call

A conference call to introduce Avid’s new chairman and chief executive officer will be held tomorrow, December 20, 2007, at 8:30 a.m. ET. The call will be open to the public and can be accessed by dialing (719) 457-2617 and referencing confirmation code 2714881. A replay of the call will be available for one week following the call by dialing (719) 457-0820 and inputting passcode 2714881. The call and subsequent replay will also be available on Avid’s website. To listen via this alternative, go to the Investor Relations page under the About Us menu at www.avid.com for complete details prior to the start of the conference call.

About Avid Technology, Inc.

Avid is a worldwide leader in tools for film, video, audio, 3D animation, gaming and broadcast professionals – as well as for home audio and video enthusiasts. Avid professional and consumer brands include Avid, Digidesign, M-Audio, Pinnacle Systems, Sibelius, Softimage and Sundance Digital. The vast majority of primetime television shows, feature films, commercials and chart-topping music hits are made using one or more Avid brands. Whether seasoned professional or beginning student, Avid’s products and services enable customers to work more efficiently, productively and creatively. For more information about the company’s Oscar®, Grammy® and Emmy® award-winning products and services, visit www.avid.com.

© 2007 Avid Technology, Inc. All rights reserved. Avid, Digidesign, M-Audio, Pinnacle Systems, Sibelius, Softimage, and Sundance Digital are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Emmy is a registered trademark of ATAS/NATAS. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.

Use of Forward-Looking Statements

This release includes forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about Avid's future plans and performance. There are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including important events and factors disclosed previously and from time to time in Avid's filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent Avid's estimates only as of today and should not be relied upon as representing the company's estimates as of any subsequent date. While Avid may elect to update these forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so.